AMENDMENT NO. 5
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

AMENDMENT NO. 5 (this “Amendment”), dated as of December 18, 2013, to the Investment Advisory Agreement, dated August 31, 2001 as amended (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (hereinafter referred to as the “Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Adviser has been retained by the Trust, a Delaware statutory trust, to provide investment advisory services to Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Opportunities Fund and Henderson Strategic Income Fund, each a series of the Trust, pursuant to the Advisory Agreement; and

WHEREAS, the parties wish to amend the Advisory Agreement to add the Henderson Unconstrained Bond Fund as a Portfolio covered by the Agreement pursuant to Paragraph 2 of the Advisory Agreement; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Advisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A. Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:

For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson All Asset Fund:	Henderson High Yield Opportunities Fund:
0.40% for all assets	0.65% for the first $1 billion;
0.55% for the next $1 billion; and
Henderson Dividend & Income Builder Fund	0.50% for the balance thereafter
0.75% for the first $1 billion;
0.65% on the next $1 billion;	Henderson International Opportunities Fund:
0.55% for the balance thereafter.	1.10% for the first $1 billion;
0.95% for the next $1 billion; and
Henderson Emerging Markets Opportunities Fund:	0.85% for the balance thereafter
1.00% for the first $1 billion;
0.90% for the next $1 billion; and	Henderson Strategic Income Fund*:
0.85% for the balance thereafter	0.55% for the first $1 billion;
0.50% for the next $500 million; and
Henderson European Focus Fund:	0.45% for the balance thereafter
1.00% for the first $500 million;
0.90% for the next $1 billion; and	Henderson Unconstrained Bond Fund:
0.85% for the balance thereafter	0.65% for the first $1 billion;
0.55% for the next $1 billion; and
Henderson Global Equity Income Fund:	0.50% for the balance thereafter
0.85% for the first $1 billion;
0.65% for the next $1 billion; and	*The fee with respect to Henderson Strategic
0.60% for the balance thereafter	Income Fund is based upon the Fund’s average
managed assets. Managed assets mean the total
Henderson Global Technology Fund:	assets of the Fund (including any assets attributable
1.00% for the first $500 million;	to any leverage that may be outstanding) minus
0.95% for the next $500 million; and	the sum of accrued liabilities (other than debt
0.90% for the balance thereafter	representing financial leverage).

B. This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.

C. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the Investment

Company Act of 1940, as amended, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL FUNDS, on behalf
of Henderson Unconstrained Bond Fund

By:	/s/ Christopher K. Yarbrough
Name:	Christopher K. Yarbrough
Title:	Secretary

HENDERSON GLOBAL INVESTORS
(NORTH AMERICA) INC.

By:	/s/ James G. O’Brien
Name:	James G. O’Brien
Title:	Managing Director

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